EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS

SECOND QUARTER RESULTS

MANKATO, Minnesota (February 12, 2003) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the second quarter of the fiscal year ending June 30, 2003.

Northern Star Financial, Inc., the parent company of Northern Star Bank, reported a second-quarter net loss of $4,645 or $0.01 per basic share.  During the first six months of the fiscal year ending June 30, 2003, the Company recorded a net loss of $0.09 per basic share.  The income and loss for the Company during the three and six month period represented an improvement over the net loss of $0.13 and $0.95 per basic share reported for the three and six month period ending December 31, 2001.

Total assets increased to $50.1 million at the end of the second quarter up from $48.6 million for the fiscal year ending June 30, 2002.  Total deposits for the second quarter ended December 31, 2002 increased to $41.2 million up from $39.6 million for the fiscal year ending June 30, 2002. Loan receivables net of allowance for loan losses increased by $1.9 million over the prior fiscal year end.

Non-interest expenses for the second quarter of fiscal year 2003 increased by $194,669 or 42.7% over the same period in fiscal year 2002. The Company also reported a 55.4% increase in non-interest income over the same period of the prior fiscal year.

According to Thomas Stienessen, Chief Executive Officer of the Company, the increase in non-interest expenses was directly attributable to the increase in overhead associated with the Company’s expansion into the St. Cloud market and to professional fees and expenses incurred in connection with the on-going litigation that arose out of the financial affairs of a former director.  Stienessen reported that gains recognized on the sale of residential mortgage loans were more than twice that of the same period of the prior fiscal year.  When commenting on the operating results Mr. Stienessen said, “We have slowed down our growth in recognition of our capital constraints.  At the same time we have devoted additional resources to an effort to improve out net interest margin and to and to resolve our legal battles.”    Stienessen went on to say, “We have been forced to substitute debt for capital and until we resolve these issues, additional capital is likely to be cost prohibited.”

Northern Star Financial operates Northern Star Bank, a community bank located in Minnesota. The Bank operates two full-service offices that are located in Mankato and St. Cloud, Minnesota.

The following table summarizes certain historical financial data of Northern Star Financial, Inc. and its subsidiary on a consolidated basis as of and for the three and six months ended December 31, 2002 and 2001.

	For the Three Months Ended December 31,		As of or for the Six Months Ended December 31,
	2002	2001	2002	2001
Statement of Income:
Interest income	$705,009	$705,167	$1,448,546	$1,391,955
Interest expense	371,333	478,117	775,819	985,682
Net interest income	333,676	227,050	672,727	406,273
Provision for loan losses	7,700	38,900	28,700	333,300
Other non-interest income	319,605	205,708	472,841	267,736
Non-interest expense	650,226	455,557	1,160,739	798,213
Income (loss) before income tax expense	(4,645)	(61,699)	(43,871)	(457,504)
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(4,645)	$(61,699)	$(43,871)	$(457,504)
Balance Sheet:
Assets			50,142,410	45,032,649
Allowance for loan losses			688,519	557,353
Deposits			41,216,867	35,904,204
Shareholders’ equity			1,947,028	2,471,826

Per Share Data:
Net income (loss) — basic	$(0.01)	$(0.13)	$(0.09)	$(0.95)
Net income (loss) — diluted	$(0.01)	$(0.13)	$(0.09)	$(0.95)
Book value			3.94	5.15

Other Data
Average shares outstanding — basic	488,310	479,506	483,908	479,506
Average shares outstanding — diluted	488,310	479,506	483,908	479,506

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL

RESULTS MAY DIFFER.

Statements that Northern Star Financial may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.